                                                                    EXHIBIT 4.15

                            ENVIRONMENTAL INDEMNITY
                            -----------------------

     This Environmental Indemnity (as amended, modified or otherwise supplemented from time to time, this "Indemnity") is made and entered into as of
                                      ---------
August 20, 1997, by and between Isle of Capri Black Hawk L.L.C., a Colorado limited liability company (the "Indemnitor") and IBJ Schroder Bank & Trust
                                ----------
Company, as trustee (in such capacity, together with its successors in such capacity, the "Trustee") under the Indenture referred to below for the holders
               -------
(the "Holders") of  the 13% First Mortgage Notes due 2004 With Contingent
      -------
Interest (the "Notes") co-issued by the Indemnitor and Isle of Capri Black Hawk
               -----
Capital Corp. ("Capital Corp." and, together with the Indemnitor, the
                ------------
"Issuers").
 -------

                                   RECITALS
                                   --------

     A. The Indemnitor is the present owner or lessee of the real property included in the Collateral (together with all other property at any time owned, leased or managed by the Indemnitor and (i) subject to a Lien in favor of the Trustee or (ii) on which any equipment subject to a Lien in favor of the Trustee is located (the "Trust Property")).
                 --------------

     B.   Issuers and the Trustee are, contemporaneously with the execution and delivery of this Indemnity, entering into a certain Indenture, dated as of August 20, 1997, between the Issuers and the Trustee (as the same may be supplemented, amended, restated and/or otherwise modified from time to time, the "Indenture") pursuant to which the Issuers are issuing the Notes.
 ---------

     C. The Holders have required, as a condition precedent to entering into the Indenture, that the Indemnitor shall have executed and delivered this Indemnity for the benefit of the Trustee and the ratable benefit of the Holders.

     NOW, THEREFORE, the parties hereto agree as follows:

     1.   Recitals.  The Recitals are incorporated herein by this reference.
          --------

     2.   Definitions.  Capitalized terms used herein but not otherwise defined
          -----------
shall have the meanings assigned to such terms in the Indenture. For purposes of this Indemnity, the following terms have the meanings set forth below.

          "Adjacent Property" means any property so situated as to pose a
           -----------------
material risk that a Hazardous Material could spread onto the Trust Property.

          "Contamination" means the release of any Hazardous Material.
           -------------

          "Environmental Laws" collectively means and includes any and all
           ------------------
present and, other than with respect to Section 3, future local, state and federal law relating to the environment and environmental conditions, including, without limitation, the Colorado Air Quality Control Act, Colo. Rev. Stat.
(S)(S) 25-7-101 et seq., the Colorado Water Quality Control Act, Colo. Rev. Stat. (S)(S) 25-8-101 et seq., the Hazardous Waste Statute, Colo. Rev. Stat.
(S)(S) 25-15-101 et seq., the Hazardous Waste Sites Cleanup Statute, Colo. Rev. Stat. (S)(S) 25-16-101
et seq., the Petroleum Storage Tank Statute, Colo. Rev. Stat. (S)(S) 8-20.5-101 et seq., the Radiation Control Act, Colo. Rev. Stat. (S)(S) 25-11-101 et seq., the Colorado Hazardous Substance Incidents Statute, Colo. Rev. Stat. (S)(S) 29-22-101 et seq., the Colorado Hazardous Substances Act of 1973, Colo. Rev. Stat.
(S)(S) 25-5-501 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. (S) 6901 et seq., the Comprehensive Environmental Response,
  ----
Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. (S)(S) 9601-9657,
                                         ------
as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"),
                                                                         ----
the Hazardous Materials Transportation Act, 49 U.S.C. (S) 6901, et seq., the Federal Water Pollution Control Act, 33 U.S.C. (S)(S) 1251 et seq., the Clean Air Act, 42 U.S.C. (S)(S) 741 et seq., the Clean Water Act, 33 U.S.C. (S) 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. (S)(S) 2601-2629, the Safe Drinking Water Act, 42 U.S.C. (S)(S) 300f-300j, or any other similar federal, state or local law of similar effect, each as amended, and any and all regulations, orders, and decrees now or hereafter promulgated thereunder or any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution or protection of human health or the environment, as now or may at any time hereafter be in effect.

          "Hazardous Materials" means (i) those substances deemed hazardous,
           -------------------
toxic, contaminating or polluting under any Environmental Law or by any governmental agency pursuant to any Environmental Law, including, without limitation, asbestos, petroleum products or by-products (including, without limitation, crude oil or any fraction thereof), the group of organic compounds known as polychlorinated biphenyls, radon gas, urea formaldehyde, radioactive materials, toxic, infectious, reactive, corrosive, ignitable or flammable chemicals and chemicals known to cause cancer or reproductive toxicity; and
(ii) any items included in the definition of hazardous or toxic waste, materials or substances under any Environmental Law.

          "Material Adverse Effect" means any event, matter, condition or
           -----------------------
circumstance which (i) has or would reasonably be expected to have a material adverse effect on the business, properties, results of operations, or financial condition of the Indemnitor and its Subsidiaries taken as a whole; or (ii) would materially impair the ability of the Indemnitor, or any other Person to perform or observe its obligations under or in respect of the Indenture, this Indemnity, any Collateral Document, or any other document entered into by the Indemnitor in connection with foregoing, in whole or part, or (iii) affects the legality, validity, binding effect or enforceability of any of the Indenture, any Collateral Document, or any other document entered into by the Indemnitor in connection with the foregoing, in whole or part, or the perfection or priority of, or the ability to exercise remedies with respect to, a Lien granted to the Trustee.

     3.   Representations and Warranties.  Except as would not constitute a
          ------------------------------
Material Adverse Effect and except as otherwise set forth on Schedule 3, (1) no Hazardous Material has been installed, used, generated, manufactured, treated, handled, refined, produced, processed, stored or disposed of in, on or under the Trust Property, including, without limitation, the surface and subsurface waters of the Trust Property, except in amounts normal in the ordinary course of business of the Indemnitor as permitted under Section 4.13 of the Indenture;
(2) no activity has been undertaken on the Trust Property which would cause
(i) the Trust Property to become a hazardous waste treatment, storage or disposal facility within the meaning of, or otherwise violate, any Environmental Law, (ii) a release or threatened release of Hazardous Materials from the Trust Property within the meaning of, or otherwise violate, any Environmental Law, or (iii) the discharge or emission of Hazardous Materials which would require a permit under any Environmental Law that has not been obtained and is in full force and effect; (3) no conditions with respect to the Trust Property cause a violation or support a claim under any Environmental Law;
(4) no underground storage tanks or underground deposits of Hazardous Materials are located on the Trust Property or have been located on the Trust Property and subsequently removed or filled; (5) the Indemnitor has not received any notice at any time that it is or was claimed to be in violation of or in non-compliance with the conditions of any Environmental Law; and (6) there is not now pending or threatened any action, judgment, claim, consent decree, judicial or administrative orders or agreements, or governmental liens with respect to the Indemnitor or any of its properties relating to any Environmental Law.

     4.   Covenants.  The Indemnitor covenants:  (i) that no Hazardous Materials
          ---------
shall be installed, used, generated, manufactured, treated, handled, refined, produced, processed, stored or disposed of in, on or under the Trust Property, except in amounts normal in the ordinary course of business of the Indemnitor as permitted under Section 4.13 of the Indenture and in compliance with all applicable rules, regulations and laws; (ii) that no activity shall be undertaken on the Trust Property which would cause (A) the Trust Property to become a hazardous waste treatment, storage or disposal facility, as such terms are defined and classified under any Environmental Law, (B) a release or threatened release of Hazardous Materials from the Trust Property in violation of any Environmental Law, or (C) the discharge of Hazardous Materials into any watercourse, body of surface or subsurface water or wetland, or the discharge into the atmosphere of any Hazardous Materials that would require a permit under any Environmental Law and for which no such permit has been issued; (iii) that no activity shall be undertaken or permitted to be undertaken by the Indemnitor on the Trust Property which would result in a violation under any Environmental Law; and (iv) promptly following completion of any actions imposed upon the Indemnitor under any Environmental Law, the Indemnitor shall obtain and deliver to the Trustee, either (i) an environmental report in form and substance acceptable to the Trustee from an environmental consultant acceptable to the Trustee, stating that all required action has been taken, and that upon completion of such action, the Trust Property is, to the knowledge of such professional, then in compliance with applicable Environmental Laws, or (ii) a statement from the governmental agency that required such action to the effect that all required action has been taken to its satisfaction.

     5.   Indemnities.  The Indemnitor hereby agrees to unconditionally
          -----------
indemnify, defend, and hold the Trustee and the Holders harmless against:
(1) any loss, liability, damage, expense or claim incurred in connection with, arising out of, resulting from or incident to the application of any Environmental Law to the Trust Property; (2) any breach of any representation or warranty or the inaccuracy of any representation made by the Indemnitor in or pursuant to this Indemnity; (3) any breach of any covenant or agreement made by the Indemnitor in or pursuant to this Indemnity; (4) any liability or obligation arising out of CERCLA, any equivalent state statute or any other Environmental Law; and (5) any other loss, liability, damage, expense or claim which may be incurred by or asserted against the Trustee or the Holders directly or indirectly resulting from the presence of Hazardous Material on the Trust Property.

     6.   Duration of Indemnity.  The duration of this Indemnity hereunder shall
          ---------------------
be perpetual and shall survive repayment of the Notes and/or the foreclosure of the Deed of Trust. Notwithstanding the foregoing, this Indemnity shall not be construed to impose liability on the Indemnitor for Hazardous Materials placed, released or disposed of on the Trust Property through no fault of the Indemnitor or its agents, employees or contractors (i) after the date of foreclosure or sale, the acceptance by the Trustee of a deed in lieu of foreclosure,
(ii) during any period during which a receiver appointed upon the request or petition of the Trustee is in possession of the Trust Property or the Trustee operates the Trust Property as a mortgagee in possession.

     7.   Notices from the Indemnitor.  The Indemnitor shall, promptly after
          ---------------------------
obtaining knowledge thereof, advise the Trustee in writing of (i) any governmental or regulatory actions instituted or threatened in writing under any Environmental Law affecting the Trust Property or this Indemnity, including, without limitation, any notice of inspection, abatement or noncompliance,
(ii) all claims made or threatened in writing by any third party against the Indemnitor or the Trust Property relating to any Hazardous Material or a violation of an Environmental Law with respect to the Trust Property and
(iii) the Indemnitor's discovery of any occurrence or condition on the Trust Property or any Adjacent Property that could subject the Indemnitor or the Trust Property to a claim under any Environmental Law or to any restrictions on ownership, occupancy, transferability or use of the Trust Property under any Environmental Law. The Indemnitor shall deliver to the Trustee such documentation or records as the Trustee may reasonably request and that are susceptible of being obtained by the Indemnitor relating to the Trust Property in relation to any Environmental Law without undue cost or expense and without the necessity for initiating legal proceedings to obtain the same.

     8.   Notice of Claims Against Indemnities.  The Trustee agrees that it
          ------------------------------------
shall provide the Indemnitor with written notice of any claim or demand that the Trustee has determined could give rise to a right of indemnification under this Indemnity provided that the failure to give any such notice shall not limit
          --------
Indemnitor's obligations hereunder. Such notice shall be given a reasonable time after the Trustee becomes aware of the relevant facts and shall specify, to the best of the Trustee's knowledge, the facts giving rise to the alleged claim, and the amount, to the extent determinable, of liability for which indemnity is asserted. The Indemnitor agrees that in any action, suit or proceeding brought against the Trustee or any Holder of a Note, the Trustee or such Holder, as the case may be, may be represented by counsel chosen by the Trustee or such Holder, as the case may be, without affecting or otherwise impairing this Indemnity and, to the extent fees and disbursements to such counsel are reasonably incurred in protecting the Trustee's or such Holder's interests, to pay such fees and disbursements. The Trustee agrees that, as to any action, suit or proceeding for which the Indemnitor has acknowledged in writing and undertaken its obligation to indemnify, defend and hold the Holders harmless with respect thereto, the Trustee will not settle or otherwise compromise any such action, suit or proceeding without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld. If, as to any such action, suit or proceeding for which the Indemnitor has acknowledged in writing and undertaken their obligation to indemnify, defend and hold the Holders harmless with respect thereto, without obtaining the prior written consent in writing of the Indemnitor, the Trustee compromises or otherwise settles such action, suit or proceeding, any such compromise or settlement without the consent of the Indemnitor shall not be binding upon the Indemnitor. The Indemnitor agrees that it will not settle or compromise such action, suit or proceeding without the Trustee's prior written consent, which consent shall not be unreasonably withheld.

     9.   Payment of the Trustee's Expenses.  If after notice of claim under
          ---------------------------------
Section 8 the Trustee retains counsel for advice or other representation in any litigation, contest, dispute, suit or proceeding (whether instituted by the Trustee, the Indemnitor, or any other party, including any governmental agency charged with enforcement of any Environmental Law) in any way relating to this Indemnity, or to enforce this Indemnity, then all of the reasonable attorneys' fees arising from such services and all related expenses and court costs shall be payable by the Indemnitor within 30 days after demand.

     10.  Assignment of Environmental Rights.  (a) The Indemnitor
          ----------------------------------
unconditionally assigns, transfers, and sets over to the Trustee all of the Indemnitor's claims and rights to the payment of damages that may arise from (A) any Contamination on the Trust Property caused by the spread of such Contamination from any Adjacent Property and/or (B) the violation of any Environmental Law on any Adjacent Property (collectively, the "Assigned
                                                               --------
Environmental Rights").  If an Event of Default has occurred and is continuing,
--------------------
the Trustee shall have the right to elect either of the following options (which election the Trustee may change from time to time):

          (b) The Trustee may proceed against the owner of such Adjacent Property (or the receiver, trustee, custodian, or other party) in the name of the Indemnitor or in the Trustee's name as agent for the Indemnitor, at the sole expense of the Indemnitor. The Indemnitor agrees to cooperate with the Trustee in such action, execute any and all documents required in furtherance of such action and reimburse the Trustee for all costs and expenses associated with such action; or

          (c) At the Trustee's option, the Indemnitor may proceed on the Indemnitor's and the Trustee's behalf in which event the Trustee may participate in any such proceedings, and at the Trustee's election, take over such proceedings from the Indemnitor's, and the Indemnitor's from time to time shall deliver to the Trustee all instruments that the Trustee requests or may require to permit such participation.

          (d) This assignment constitutes a present, irrevocable, and unconditional assignment of the foregoing claims, rights, and remedies, and shall continue in effect until the Obligations have been satisfied in full. During the occurrence and continuance of an Event of Default, any amounts that the Trustee receives as damages arising out of any Contamination of the Trust Property or the violation of any Environmental Law shall be applied first to the Trustee's costs and expenses (including, without limitation, reasonable attorneys' fees including reasonable charges for in-house counsel) incurred in connection with the exercise of the Assigned Environmental Rights; second, to remediation of such contamination to levels that are reasonably acceptable to all applicable regulators or agencies having jurisdiction over the Trust Property; third to the Obligations to the extent outstanding; and finally, the remaining amounts, if any, to the person or persons legally entitled thereto.

     11.  Environmental Inspections.  The Trustee may enter the Trust Property
          -------------------------
at any time to ascertain its environmental condition and in so doing may sample building materials, take soil samples and/or test borings, and otherwise inspect the Trust Property. The Trustee shall conduct such inspection in a reasonable manner so as to not unduly disrupt the operation of the Indemnitor and its contractors.

     12.  Obligations Absolute; Waivers.  The obligations of the Indemnitor
          -----------------------------
hereunder shall remain in full force without regard to, and shall not be impaired by the following, any of which may be taken in such manner, upon such terms and at such times as the Trustee, in accordance with the terms of the Indenture, this Indemnity, any Collateral Document, or any other document entered into by the Indemnitor in connection with the foregoing, deems advisable, without the consent of, or notice to, the Indemnitor (except to the extent that it may be entitled to consent or notice, in its capacity as an Issuer), nor shall any of the following give the Indemnitor any recourse or right of action against the Trustee or any holder of a Note: (i) any express or implied amendment, modification, renewal, addition, supplement, extension or acceleration of or to the Notes or the Indenture, this Indemnity, any Collateral Document, or any other document entered into by the Indemnitor in connection with the foregoing (including, without limitation, this Indemnity); (ii) any exercise or non-exercise by the Trustee of any right or privilege under the Indenture, this Indemnity, any Collateral Document, or any other document entered into by the Indemnitor in connection with the foregoing; (iii) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Indemnitor, or any affiliate of the Indemnitor, or any action taken with respect to this Indemnity by any trustee or receiver, or by any court, in any such proceeding, whether or not the Indemnitor shall have had notice or knowledge of any of the foregoing;
(iv) any release, waiver or discharge of the Indemnitor or any endorser or other guarantor from liability under any of the Indenture, this Indemnity, any Collateral Document, or any other document entered into by the Indemnitor in connection with the foregoing or the Indemnitor's grant to the Trustee of a security interest, lien or encumbrance in any of the Indemnitor's property;
(v) any subordination, compromise, settlement, release (by operation of law or otherwise), discharge, compound, collection, or liquidation of the Indenture, this Indemnity, any Collateral Document, or any other document entered into by the Indemnitor in connection with the foregoing or any collateral described in the Indenture, this Indemnity, any Collateral Document, or any other document entered into by the Indemnitor in connection with the foregoing or otherwise, or any substitution with respect thereto; (vi) any assignment or other transfer of the Indenture, this Indemnity, any other Collateral Document, or any other document entered into by the Indemnitor in connection with the foregoing, in whole or in part; (vii) any acceptance of partial performance of any of the obligations of the Indemnitor under the Indenture, this Indemnity, any other Collateral Document, or any other document entered into by the Indemnitor in connection with the foregoing; (viii) any consent to the transfer of any collateral described in the Indenture, this Indemnity, any Collateral Document, or any other document entered into by the Indemnitor in connection with the foregoing or otherwise; and (ix) any bid or purchase at any sale of the collateral described in the Indenture, this Indemnity, any Collateral Document, or any other document entered into by the Indemnitor in connection with the foregoing.

     The Indemnitor unconditionally waives any defense to the enforcement of this Indemnity, including, without limitation: (1) all presentments, demands, demands for performance, notices of nonperformance, protests, notices of protest, dishonor, nonpayment, partial payment or default, notices of acceptance of this Indemnity and all other notices and formalities to which the Indemnitor may be entitled; (2) any right to require the Trustee to proceed against the Indemnitor in its capacity as an Issuer, or any guarantor or to proceed against or exhaust any collateral described in the Indenture, this Indemnity, any Collateral Document, or any other document entered into by the Indemnitor in connection with the foregoing or to pursue any other remedy whatsoever; (3) the defense of any statute of limitations affecting the liability of the Indemnitor hereunder, the liability of the Indemnitor or any guarantor under the Indenture, this Indemnity, any Collateral Document, or any other document entered into by the Indemnitor in connection with the foregoing, or the enforcement hereof, to the extent permitted by law; (4) any defense arising by reason of any invalidity or unenforceability of the Indenture, this Indemnity, any Collateral Document, or any other document entered into by the Indemnitor in connection with the foregoing or any disability of the Indemnitor or any guarantor or of the manner in which the Trustee has exercised its remedies under the Indenture, this Indemnity, any Collateral Document, or any other document entered into by the Indemnitor in connection with the foregoing; (5) any defense based upon any election of remedies by the Trustee, including, without limitation, any election to proceed by judicial or nonjudicial foreclosure of any security, whether real property or personal property security, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, or any election of remedies (including, but not limited to, remedies relating to real property or personal property security) that destroys or otherwise impairs the subrogation rights of the Indemnitor or the rights of the Indemnitor to proceed against any other indemnitor or any other guarantor for reimbursement, or both;
(6) any duty of the Trustee to advise the Indemnitor of any information known to the Trustee regarding the financial condition of the Indemnitor or any guarantor or of any other circumstance affecting the Indemnitor's or any guarantor's ability to perform its obligations to the Trustee, it being agreed that the Indemnitor assumes the responsibility for being and keeping informed regarding such condition or any such circumstances; (7) any right of subrogation and any rights to enforce any remedy that the Trustee now has or may hereafter have against the Indemnitor or any guarantor and any benefit of, and any right to participate in, any security now or hereafter held by the Holders, until all obligations under the Indenture, this Indemnity, any Collateral Document, or any other document entered into by the Indemnitor in connection with the foregoing have been fully paid and performed; and (8) to the extent permitted by law, any right to assert against the Trustee or any holder of a Note any legal or equitable defense, counterclaim, set-off or crossclaim that it may now or at any time or times hereafter have against any other indemnitor.

     13.  No Waiver.  The Indemnitor's obligations hereunder shall in no way be
          ---------
impaired, reduced or released by reason of the Trustee's omission or delay to exercise any right described herein or in connection with any notice (except for notices required of the Trustee pursuant to this Indemnity), demand, warning or claim regarding violations of any Environmental Laws governing the Trust Property.

     14.  Recourse.  The Indemnitor agrees that the indemnities hereunder are
          --------
separate, independent of and in addition to the Indemnitor's undertakings under the Indenture, any

Collateral Document, or any other document entered into by the Indemnitor in connection with the foregoing. The Indemnitor agrees that a separate action may be brought to enforce the provisions of this Indemnity, which shall in no way be deemed to be an action on the Notes, whether or not the Trustee would be entitled to a deficiency judgment following a judicial foreclosure or sale under any Deed of Trust.

     The Indemnitor waives any right to require that any action be brought by the Trustee or any holder of a Note against the Indemnitor or any other Person, or that any other remedy under the Indenture, this Indemnity, any other Collateral Document, or any other document entered into by the Indemnitor in connection with the foregoing be exercised. The Trustee may, at its option, proceed against the Indemnitor in the first instance to collect monies when due or to obtain performance under this Indemnity, without first proceeding against the Indemnitor or any other indemnitor or any other Person and without first resorting to any other indemnity, the Indenture, this Indemnity, any Collateral Document, or any other document entered into by the Indemnitor in connection with the foregoing or any other remedy under the Indenture, this Indemnity, any Collateral Document, or any other document entered into by the Indemnitor in connection with the foregoing.

     15.  Successors and Assigns.  Subject to the provisions of Section 6, this
          ----------------------
Indemnity shall be continuing, irrevocable and binding on the Indemnitor and its successors and assigns, and this Indemnity shall be binding upon and shall inure to the benefit of the Trustee and each holder of a Note and their respective successors and assigns. The death or dissolution of the Indemnitor shall not affect this Indemnity or any of the Indemnitor's obligations hereunder. It is agreed by the Indemnitor that its liabilities hereunder are not contingent on the signature of any other indemnitor under any other indemnity.

     16.  Notices.  All notices, demands and other communications under this
          -------
Indemnity shall be given in accordance with Section 11.2 of the Indenture.

     17.  Entire Agreement.  This Indemnity constitutes the entire agreement
          ----------------
among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter contained in this Indemnity.

     18.  Amendment and Waiver.  This Indemnity may not be amended except by a
          --------------------
writing signed by all the parties, nor shall observance of any term of this may be waived except with the written consent of the Trustee.

     19.  Governing Law.  This Indemnity shall be governed and construed as to
          -------------
interpretation, enforcement, validity, construction, effect and in all other respects by the laws, statutes and decisions of the State of Colorado without regard to the principles of conflict of laws thereof.

     20.  Counterparts.  This Indemnity may be executed in any number of
          ------------
counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement.

     21.  Severability.  All provisions contained in this Indemnity are
          ------------
severable and the invalidity or unenforceability of any provision shall not affect or impair the validity or enforceability of the remaining provisions of this Indemnity.

     22.  Headings.  The descriptive headings of the Sections of this Indemnity
          --------
are inserted for convenience only and do not constitute a part of this Indemnity.

          IN WITNESS WHEREOF, this Environmental Indemnity has been executed as of the date first above written.

TRUSTEE:                           IBJ  SCHRODER BANK & TRUST COMPANY


                                   By: /s/ William T. Lynch
                                       ----------------------------
                                       Name:  William T. Lynch
                                       Title: Vice President



INDEMNITOR:                        ISLE OF CAPRI BLACK HAWK L.L.C.


                                   By: /s/ Allan B. Solomon
                                       ----------------------------
                                       Name:  Allan B. Solomon
                                       Title: Secretary

                                  SCHEDULE 3
                                  ----------

1. Administrative Order on Consent for Removal Action filed before Region VIII of the EPA recorded June 20, 1995.

2. Clear Creek/Central City Superfund Site Five-year Review Report prepared by Region VIII of the EPA, dated March, 1994.

3. Final Design for Clay County Mine and Mill and the National Tunnel Sites Reclamation, Black Hawk, Colorado, prepared by Golder Associates, Inc., dated February 1995.

4. Final Report of National Tunnel Project, Black Hawk, Colorado, dated July 4, 1994.

5. Quality Assurance Monitoring Report from Golder Associates, Inc., dated July 1996.

6. Phase I Environmental Audit from L.F. Brown & Associates Inc., dated September 5, 1995.

7. Performance of Remedial Response Activities at Uncontrolled Hazardous Waste Sites (REM II), Draft Remedial Investigation, dated June 8, 1987.

8. Report of a Phase I Environmental Site Assessment from Stewart Environmental Consultants, Inc., dated June 1997.

9. Site Information Document Control System Printout for Clear Creek/Central City from Region VIII of the EPA

10. Letter from Stewart Environmental to Edward Reese dated June 12, 1997.

11. Correspondence with Environmental Protection Agency, and reports and remedial plans, regarding National Tunnel Discharge, Wetland Mitigation Site.